Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2017

East Rutherford, NJ – July 17, 2017 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE MKT: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the fourth quarter and year ended March 31, 2017.
Highlights for Fiscal Year 2017

•	Revenues decreased to 24% to $18.7 million from $24.8 million in 2016.
•	Gross profit decreased 16% to $6.7 million. Gross margin percentage improved to 35.7% versus 32.2% in 2016.
•
Litigation expenses increased to over $1.2 million, as compared to $448k in the prior fiscal year.
Operating profit would have been $1.67 million if Aeroflex litigation and damage amounts were backed out of the results.

•	Recorded $2.8 million in estimated damages associated with the jury verdict in the Aeroflex litigation.
•	Operating loss was $2.4 million compared to operating income of $2.5 million in 2016.
•	Net loss was $4.8 million as a result of valuation allowance against the tax asset versus net income of $1 million in 2016.
•	Working capital declined to $215k as compared to $3.5 million in 2016 as a result of litigation expenses and damages
•	Completion of mechanical design for our key hand-held modular communications and avionics test set products.

Highlights for Fourth Quarter of Fiscal Year 2017

•	Revenues decreased to $4.1 million or 34% from $6.2 million in the fourth quarter last year.
•	Litigation expenses increased to $564k compared to $133k in the fourth quarter of 2016.
•	Recorded $2.8MM in estimated damages associated with the jury verdict in the Aeroflex litigation.
•	Operating loss of $3.3MM as compared to $481k profit in the fourth quarter of 2016.
•	Net loss was $5.6MM as a result of valuation allowance against the tax asset as compared to net income of $299k in 2016.
•	Increased line of credit with Bank of America to $1,000,000

Subsequent Events

•	Following the trial the Company filed a post-trial motion for judgment and these motions were heard July 10-11, 2017. The Court has not yet issued a ruling.

Fiscal Year Ended March 31, 2017 as Compared to March 31, 2016

Revenues for the fiscal year ended March 31, 2017 were $18.7 million, a 24% decrease from $24.8 million for fiscal year 2016. Gross margin for the year was $6.7 million, or 35.7% of sales, a $1.3 million (16.3%) decrease from the prior year. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A KITS, CRAFT and ITATS units associated with the U.S. Navy programs, which contracts have now been completed. This decrease was partially offset by the shipment of the TS-4530A SETS and CRAFT units sold to Lockheed Martin for the Joint Strike Fighter (“JSF”) program and to other customers.

Gross margin as a percentage of sales increased to 35.7% for 2017 as compared to 32.2% for 2016. The improvement is due to the completion of the ITATS program which was bid with very tight margins and higher prices for the CRAFT units. Gross margin dollars decreased $1.3 million (16.3%) to $6.7 million for the year ended March 31, 2017 as compared to $8.0 million for the year ended March 31, 2016. This decrease is mostly attributed to the lower volume offset partially by increased prices on CRAFT and the change in sales mix.

Selling, general and administrative decreased 11.6%, but litigation expenses significantly increased to $1.2 million in 2017 from $448k in 2016.

The Company also recorded estimated damages of $2.8 million in 2017.

Engineering, research and development expenses increased $392k (19.2%) to $2.4 million for the year ended March 31, 2017 as compared to $2.0 million for the year ended March 31, 2016.  The Company continues to invest in new products by taking advantage of our CRAFT and TS-4530A technology to develop smaller hand-held products, which will broaden our product line for both commercial and military applications. We also introduced a new commercial Nav/Comm test set earlier this calendar year. This is a large and important market segment for the Company, and we are optimistic that this new product will help us regain market share in this segment. We have added additional personnel to research and development activities to accelerate our time to market.

The operating loss for the year was $2.4 million as compared to operating income of $2.6 million in 2016. Excluding the litigation costs and damages operating income is $1.7 million for 2017 as compared to $3.0 million for 2016. Net loss for 2017 was impacted by the valuation allowance against the tax asset, which resulted in a large tax expense. The amount of the charge against taxes was $3.5 million.

Quarter Ended March 31, 2017 as Compared to March 31, 2016

Revenues for the fourth quarter were $4.1 million, a decline of 34% from the $6.2 million for the fourth quarter of fiscal year 2016, primarily as a result of the lower volume as a result of the completion of its three major programs. Gross margin in the fourth quarter was 32.9% of revenues compared to 30.7% in the same quarter last year. Gross margin dollars decreased $544k or 29% primarily as a result of the decrease in volume.

Selling, general and administrative expenses decreased $107k or 18%, but litigation expenses for the quarter were $564k as compared to $133k in the fourth quarter of 2016. The Company also recorded estimated damages of $2.8 million in 2017.

Engineering, research and development expenses increased to $647k in the fourth quarter of 2017 as compared to $560k in the fourth quarter of 2016 as we continue to invest for the future.

The operating loss for the quarter was $3.3 million as compared to operating income of $481k million in 2016. Excluding the litigation costs and damages operating income is $92k for the fourth quarter of 2017 as compared to $615k for fourth quarter of 2016. Net loss for the quarter ended March 31, 2017 was impacted by the valuation allowance against the tax asset, which resulted in a large tax expense. The amount of the charge against taxes was $3.5 million.

Commenting on the results, Mr. Jeffrey O’Hara, President and CEO of Tel, stated, “After participating in the Kansas trial for six weeks, I thought we presented a very strong case. As such, I was extremely disappointed with the jury verdict of $2.8 million. These damages were awarded despite the fact that the Kansas jury found no trade secret misappropriation. We have filed post-trial motions, which were heard on July 10-11, 2017 arguing that the jury award was incorrect and should be reduced. We have also argued that punitive damages were not appropriate in this case. At this stage, the Company has recorded a $2.8 million liability but this could materially change based on the judge’s ruling which is expected to be issued in the next several weeks.  Depending on the outcome of these hearings, both sides have the ability to appeal the decision or the judge could vacate the jury decision and schedule a new trial. If the judge enters a final damages award, both sides have approximately 30 days to file an appeal or a request a new trial.

Tel is actively working to arrange financing to cover the cost of the expected appeal and/or pay the final damages award depending on the amount of the final award. The appeal process would entail posting a bond which is expected to be in excess of $1 million. Tel believes it has excellent grounds for appeal which would likely take several years to complete.  Tel has an excellent position in Mode 5 and TACAN test sets representing an internal development cost of over $20 million. While the fiscal year 2018 revenues are predicted to decline substantially from FY 2017 levels, we are forecasting a modest operating profit as the expected reduction in sales should be partially offset by a continued increase in our gross margin percentage. We are also forecasting increasing revenues and profitability in fiscal year 2019 when the international and F-35 Mode 5 sales are expected in volume as well increasing sales from our new hand-held products. This new test set will be half the size of competitive test sets and should do extremely well in the marketplace. The 2018 and 2019 projections are of course dependent on our ability to finance the appeal process or pay the final damages award.”

The Company encourages investors to read its full results of operations as contained in our Annual Report on Form 10-K filed on July 14, 2017at www.sec.gov.

Conference Call

The Company will host a conference call and webcast, Monday, July 17, 2017 at 9:00 a.m. Eastern Time to discuss the Company’s fiscal fourth quarter and full year results.

To access the live webcast, log onto Tel-Instrument’s website at:
https://www.telinstrument.com/learn-about-telinstrument/investor-relations.html.
To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.
A replay of the teleconference will be available until August 17, 2017 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331.  Callers should use conference ID: 17948.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORP.
Consolidated Balance Sheets

ASSETS	March 31, 2017	March 31, 2016
Current assets:
Cash	$287,873	$972,633
Accounts receivable, net of allowance for doubtful accounts of $7,500 and $7,500, respectively	1,556,382	1,454,361
Inventories, net	4,208,179	4,679,032
Prepaid expenses and other current assets	188,578	128,071
Total current assets	6,241,012	7,234,097

Equipment and leasehold improvements, net	161,427	193,518
Deferred tax asset – non-current	-	2,643,633
Other assets	33,509	36,871

Total assets	$6,435,948	$10,108,119

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Current portion of long-term debt	$291,991	$418,255
Line of credit	200,000	-
Capital lease obligations – current portion	6,268	10,232
Accounts payable	1,428,320	1,686,469
Deferred revenues – current portion	123,720	48,766
Federal and state taxes payable	4,105	53,623
Accrued expenses - vacation pay, payroll and payroll withholdings	527,413	836,589
Accrued legal damages	2,800,000	-
Accrued expenses - related parties	45,586	213,344
Accrued expenses – other	599,049	501,687
Total current liabilities	6,026,452	3,768,965

Subordinated notes payable – related parties	-	25,000
Capital lease obligations – long-term	13,760	20,524
Long-term debt, net of debt discount	2,124	304,560
Warrant liability	95,000	1,136,203
Deferred revenues – long-term	352,973	172,703
Other long-term liabilities	-	7,800

Total liabilities	6,490,309	5,435,755

Commitments and contingencies

Stockholders’ (deficit) equity
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	8,107,369	8,074,655
Accumulated deficit	(8,487,316)	(3,727,877)

Total stockholders’ (deficit) equity	(54,361)	4,672,364

Total liabilities and stockholders’ (deficit) equity	$6,435,948	$10,108,119

TEL-INSTRUMENT ELECTRONICS CORP.
Consolidated Statements of Operations

	For the years ended March 31,
	2017	2016

Net sales	$18,745,456	$24,804,825

Cost of sales	12,061,341	16,819,235

Gross margin	6,684,115	7,985,590

Operating expenses:
Selling, general and administrative	2,581,085	2,919,165
Litigation expenses	1,244,639	448,379
Legal damages	2,800,000	-
Engineering, research and development	2,430,322	2,038,126

Total operating expenses	9,056,046	5,405,670

(Loss) income from operations	(2,371,931)	2,579,920

Other income (expense):
Amortization of deferred financing costs	(5,429)	(5,429)
Change in fair value of common stock warrants	321,203	(617,241)
Interest expense	(40,431)	(58,133)
Interest expense - related parties	(18,736)	(42,996)

Total other income (expense)	256,607	(723,799)

(Loss) income before income taxes	(2,115,324)	1,856,121

Provision for income taxes	2,644,115	851,968

Net (loss) income	$(4,759,439)	$1,004,153

Basic (loss) income per common share	$(1.46)	$0.31
Diluted (loss) income per common share	$(1.49)	$0.31

Weighted average number of shares outstanding
Basic	3,255,887	3,256,887
Diluted	3,266,842	3,261,153